Exhibit 5.3

July 22, 2016

Sunoco LP

Sunoco Finance Corp.

8020 Park Lane

Suite 200

Dallas, Texas 75231

Re:	Southside Oil, LLC, a Virginia limited liability company
MACS Retail LLC, a Virginia limited liability company

Ladies and Gentlemen:

We have acted as special Virginia counsel for Sunoco LP, a Delaware limited partnership (the “Partnership”), with respect to certain limited liability company matters regarding its subsidiaries Southside Oil, LLC, a Virginia limited liability company (“Southside”), and MACS Retail LLC, a Virginia limited liability company (“MACS Retail” and, together with Southside, the “Virginia Subsidiaries”). We have been advised that the Partnership and Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”) have filed a Registration Statement on Form S-4 (the “Registration Statement”) in connection with (a) the offer and exchange (the “2021 Exchange Offer”) by the Issuers of $800 million aggregate principal amount of the Issuers’ 6.250% Senior Notes due 2021 (the “2021 Exchange Notes”), registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for Issuers’ outstanding notes bearing substantially identical terms and in like principal amount (the “2021 Private Notes”), (b) the guarantee of the principal of and interest on the 2021 Exchange Notes (the “2021 Guarantees”) by certain subsidiaries of the Partnership, including the Virginia Subsidiaries (the “Guarantors”), also being registered pursuant to the Registration Statement under the Securities Act, (c) the offer and exchange (the “2023 Exchange Offer” and, together with the 2021 Exchange Offer, the “Exchange Offer”) by the Issuers of $800 million aggregate principal amount of the Issuers’ 6.375% Senior Notes due 2023 (the “2023 Exchange Notes” and, together with the 2021 Exchange Notes, the “Exchange Notes”), also being registered pursuant to the Registration Statement under the Securities Act, in exchange for Issuers’ outstanding notes bearing substantially identical terms and in like principal amount (the “2023 Private Notes” and, together with the 2021 Private Notes and the Exchange Notes, the “Notes”), and (d) the guarantee of the principal of and interest on the 2023 Exchange Notes (the “2023 Guarantees” and, together with the 2021 Guarantees, the “Guarantees”) by the Guarantors, also being registered pursuant to the Registration Statement under the Securities Act.

The 2021 Private Notes were issued, and the 2021 Exchange Notes will be issued, under that certain Indenture, dated as of April 7, 2016 (the “2021 Indenture”), by and among the Issuers, the Guarantors, and U.S. Bank National Association, as trustee. The 2023 Private Notes were issued, and the 2023 Exchange Notes will be issued, under that certain Indenture, dated as of April 1, 2015, as amended by the First Supplemental Indenture dated September 14, 2015, as further amended by the Second Supplemental Indenture dated April 7, 2016 (the “2023 Indenture” and, together with the 2021 Indenture, the “Indentures”), by and among the Issuers, the Guarantors, and U.S. Bank National Association, as trustee. The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is attached and filed as an exhibit.

In rendering the opinions herein set forth, we have examined the following documents (the “Documents”):

(i) The Indentures, and the form of the Notation of Guarantee included in the Indentures;

(ii) The Articles of Organization and Amended and Restated Operating Agreement of each of the Virginia Subsidiaries (collectively, the “Organizational Documents”);

(iii) The Certificates of Fact, each dated July 19, 2016, issued by the Virginia State Corporation Commission (the “SCC”) with respect to each of the Virginia Subsidiaries (the “SCC Certificates”);

(iv) The Unanimous Written Consent of the Partnership, as Sole Member of Susser Petroleum Operating Company LLC, dated March 26, 2015; and

(v) The Unanimous Written Consent of the Partnership, as Sole Member of Susser Petroleum Operating Company LLC, dated April 4, 2016.

With your consent, our examination has been confined solely to the Documents, and our opinions, as set forth herein, are based solely on the information contained therein, without any independent verification or investigation of such information; provided, that as to questions of fact material to our opinions, we also have examined and relied upon (i) certain representations made by representatives of the Partnership and the Virginia Subsidiaries, including, without limitation, in the Indentures, and (ii) certain certifications of public officials. We have assumed that no events have occurred subsequent to the dates of such representations and certifications that would change such representations or certifications, and we have assumed that such representations and certifications are complete and accurate as of the date hereof.

The opinions set forth herein are subject to the following assumptions:

A. All documents delivered to us in connection herewith remain accurate and complete, each such document delivered as an original is authentic, and each such document delivered as a copy conforms to the original document in all respects.

B. The signatures of all natural persons are genuine and authentic, and each such natural person is legally competent.

C. All limited liability company members and managers have complied with all statutory and common law fiduciary duties and standards of care and loyalty.

D. Except for requirements to maintain limited liability company status with the SCC (as to which we have made an investigation), we assume that each of the Virginia Subsidiaries has obtained, and has remained in compliance with, all licenses, permits and governmental approvals required to conduct its respective business as it is currently conducted.

E. All applicable statutes, rules and regulations are valid and constitutional.

F. The sole member of each of the Virginia Subsidiaries, and every other senior affiliate thereof, is the type of entity it purports to be, is validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has duly authorized all action taken by each person acting on behalf of such entity in approving the actions taken by the Virginia Subsidiaries.

G. The Indentures were duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Virginia Subsidiaries.

H. Once the Registration Statement, and any amendments thereto (including post-effective amendments), have become effective, the Exchange Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing and subject to the assumptions and qualifications contained herein, it is our opinion as of the date hereof that:

1. Based solely upon the SCC Certificates, each of the Virginia Subsidiaries is a validly existing limited liability company under the laws of the Commonwealth of Virginia.

2. Each of the Virginia Subsidiaries had the limited liability company power and authority under its Organizational Documents, and under applicable Virginia limited liability company law, to execute and deliver the Indentures and to perform its obligations, including the Guarantees, thereunder.

3. The execution, delivery and performance by each of the Virginia Subsidiaries of the Indentures, including the Guarantees, were duly authorized by all necessary limited liability company action of each of the Virginia Subsidiaries. The Indentures were duly executed and delivered by each of the Virginia Subsidiaries.

The foregoing opinions are subject to the following additional limitations and qualifications:

a. Our opinions are based solely upon the laws of the Commonwealth of Virginia (without giving effect to Virginia’s conflicts of law principles) and to the extent Delaware law applies to the Amended and Restated Operating Agreements of the Virginia Subsidiaries, the Delaware Limited Liability Company Act (excluding the application of relevant judicial decisions and contract law principles), and we express no opinion as to federal laws or the laws of any other state. This opinion letter does not address, and expressly excludes, any consideration of (i) local laws (e.g. laws of cities, counties, towns, and other political subdivisions and districts), (ii) antitrust and unfair competition laws, (iii) tax laws, (iv) labor laws, (v) pension and employee benefit laws, (vi) intellectual property laws, (vii) health and safety laws, (viii) subdivision, zoning, environmental, and land use laws, (ix) criminal laws, including, without limitation, racketeering and forfeiture laws, (x) laws pertaining to fiduciary duties, (xi) banking laws and, (xii) laws related to terrorism or money-laundering.

b. We express no opinion that is not expressly stated herein, including, without limitation, any opinion as to the enforceability and binding effect of the Indentures, including the Guarantees, or any terms thereof, or any documents incorporated therein by reference or as to any other agreements to which either or both of the Virginia Subsidiaries may be a party.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion letter may not otherwise be distributed to or relied upon by any other person, filed with any other government agency or quoted in any other document.

We do not undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter come or be brought to our attention. Our opinions are limited to the matters expressly stated herein; no opinion is implied or may be inferred beyond such matters.

/s/ WILLIAMS MULLEN